Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

August 3, 2006

Owens Corning (Reorganized) Inc.

One Owens Corning Parkway

Toledo, Ohio 43659

Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) being filed by Owens Corning (Reorganized) Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“Securities Act”), relating to the registration for resale of the shares (the “Shares”) of the Company’s common stock, $.01 par value per share, to be issued to the various selling stockholders referred to in the Registration Statement pursuant to the proposed Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession dated June 30, 2006 (As Modified) (the “Sixth Amended Plan”).

We have examined the Registration Statement and the exhibits proposed to be filed therewith. We have also examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth below.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware.

2. Each Share will be legally issued, fully paid and non-assessable, when (i) the Board of Directors of the Company shall have adopted resolutions authorizing the issuance of the Shares in accordance with the Sixth Amended Plan, (ii) the Sixth Amended Plan filed with the United States Bankruptcy Court for the District of Delaware has become effective, (iii) such Share has been duly issued in accordance with the provisions of the Sixth Amended Plan and (iv) a certificate representing such Share shall have been duly executed, countersigned and registered and duly delivered against the agreed consideration therefor in accordance with the terms of the Sixth Amended Plan.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Owens Corning (Reorganized) Inc.

August 3, 2006

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Shares to be registered pursuant to the Registration Statement.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ SIDLEY AUSTIN LLP